Exhibit 99.1

                                   Contact:  Jim Kratochvil
                                         Executive Vice President,
                                         Chief Financial Officer,
                                         Treasurer & Secretary
                                         812/424-2904

       BPC HOLDING CORPORATION ANNOUNCES 2003 FIRST QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

EVANSVILLE, IN, April 21, 2003 - BPC Holding Corporation, parent of Berry Plastics Corporation, today announced financial results for the first quarter of 2003. The press release will be available on the company's website at www.berryplastics.com under the header "news." For the quarter ended March 29, 2003, the company announced net sales of $125.4 million, an increase of 2 percent from $122.9 million in the first quarter of 2002. This increase of $2.5 million can be primarily attributed to increased selling prices as a result of higher resin costs.

Operating income and net income totaled $17.1 million and $3.1 million, respectively, for the first quarter of 2003 as compared to operating income and net income of $17.6 million and $4.8 million, respectively, for the quarter ended March 30, 2002. The company also reported Adjusted EBITDA for the quarter ended March 29, 2003 of $27.6 million, representing a 7 percent decrease from Berry's first quarter of 2002 Adjusted EBITDA of $29.7 million. The decrease of $2.1 million in Adjusted EBITDA can be primarily attributed to the cyclical impact of higher resin costs partially offset by cost reduction initiatives. The company references Adjusted EBITDA as a performance measurement, as the company believes this provides another indicator of operating performance. Capital investments totaled $10.1 million in the first quarter of 2003 compared to $9.8 million in the first quarter of 2002. Total debt as of March 29, 2003 was approximately $613.1 million.

2003 First Quarter Earnings
Press Release
Page 2
April 21, 2003

The following table reconciles Adjusted EBITDA to net income as CALCULATED AND PRESENTED IN ACCORDANCE WITH GAAP, AS THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE:

                                                         Quarter Ended
                                               ------------------------------------
                                                    March 29,        March 30,
                                                      2003             2002
                                               ------------------ -----------------
                                                          ($ in millions)
   Adjusted EBITDA                                    $27.6            $29.7
   Net interest expense                               (11.5)           (12.8)
   Depreciation                                        (9.6)           (10.4)
   Amortization                                        (0.6)            (0.5)
   Loss on disposal of property and equipment             -             (0.1)
   Plant shutdown expense                              (0.3)            (0.9)
   Acquisition integration expense                        -             (0.2)
   Management fees                                        -             (0.1)
   Income taxes                                        (2.5)             0.1
                                               ------------------ -----------------
   Net income                                         $ 3.1            $ 4.8
                                               ================== =================



BERRY PLASTICS CORPORATION IS A LEADING MANUFACTURER AND MARKETER OF INJECTION-MOLDED AND THERMOFORMED PLASTIC OPEN-TOP CONTAINERS, AEROSOL OVERCAPS, CLOSURES, DRINK CUPS, AND HOUSEWARES. THE COMPANY IS HEADQUARTERED IN EVANSVILLE, INDIANA, AND, TOGETHER WITH ITS SUBSIDIARIES, HAS PLANTS IN HENDERSON, NEVADA; IOWA FALLS, IOWA; CHARLOTTE, NORTH CAROLINA; LAWRENCE, KANSAS; SUFFOLK, VIRGINIA; MONROEVILLE, OHIO; WOODSTOCK, ILLINOIS; STREETSBORO, OHIO; BALTIMORE, MARYLAND; NORWICH, ENGLAND; MILAN, ITALY AND A SALES OFFICE IN MEXICO CITY, MEXICO. BERRY PLASTICS' PRINCIPAL OWNERS INCLUDE GOLDMAN SACHS CAPITAL PARTNERS, J. P. MORGAN PARTNERS, AND MEMBERS OF BERRY'S MANAGEMENT.


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